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                                                                     Exhibit 4.4

$100,000                                                       September 8, 2005


                                   UWINK, INC

                         10% CONVERTIBLE PROMISSORY NOTE
                              DUE SEPTEMBER 8, 2007

         THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), AND SUCH SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO REGISTRATION UNDER THE 1933 ACT, OR PURSUANT TO AN APPLICABLE EXEMPTION FROM REGISTRATION AS CONFIRMED IN AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, AND IN EACH CASE IN ACCORDANCE WITH ANY OTHER APPLICABLE LAW.


         1. OBLIGATION. For value received, UWINK, INC., a Utah corporation (the "COMPANY"), promises to pay to the order of William L. Hines (the "HOLDER") in lawful money of the United States of America and in immediately available funds, the principal sum of One Hundred Thousand Dollars (US$100,000), in the manner and upon the terms and conditions set forth herein.

         This Note is one of a series of duly authorized convertible promissory notes of the Company (individually, a "NOTE" and collectively, the "NOTES") having like terms and maturity in the aggregate principal amount of up to $500,000. It is the intent of the parties that the rights of the Holder of this Note will rank in PARI PASSU in all respects with the rights of the Holders of the other Notes.

         2. MATURITY. The entire principal amount hereof, together with accrued and unpaid interest thereon, will be due and payable on the second anniversary of the date hereof (the "MATURITY DATE"), unless earlier paid in full or converted in accordance with Section 5 hereof.

         3. INTEREST. The Company shall pay interest at the rate of 10% per annum, compounded annually (computed on the basis of a 365-day year) during the period beginning on the date of issuance of this Note and ending on the date the principal amount of this Note becomes due and payable.

         4. PREPAYMENT. The Company may, at its sole discretion, prepay all or any portion of the unpaid principal of this Note without penalty at any time after the first anniversary of the date hereof.

         5. CONVERSION. The principal and accrued and unpaid interest amount of this Note will be subject to mandatory conversion into the same securities issued pursuant to (and on the same terms and conditions pari passu with the


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investors in) any offering of securities ("Follow-On Securities") by the Company resulting in gross proceeds to the Company of at least $3,000,000 ("Follow-On Offering"). Contemporaneous with the consummation of the Follow-On Offering, the entire then outstanding principal amount and accrued and unpaid interest of this Note shall be automatically converted (the "Conversion") into Follow-On Securities. The pro rata percentage of Follow-On Securities which shall be issued by the Company to the undersigned upon the Conversion shall be equal to: the sum of (1) the original principal amount plus the then current accrued and unpaid interest, plus (2) twenty percent (20%) of such total amount (such sum, the "Conversion Amount"), divided by (1) the total dollar amount received by the Company pursuant to the Follow-On Offering, plus (2) the Conversion Amount. The Follow-On Securities issued to the Holder upon the Conversion shall be of the same type and class, and shall contain the identical rights and restrictions, as the securities issued by the Company in the Follow-On Offering. The Conversion shall be effected by the Company applying the entire then outstanding principal amount and accrued interest of this Note in full payment of the Follow-On Securities to be issued in consequence of the Conversion and that application shall discharge the Company from all liability in respect of the entire then outstanding principal amount and accrued interest of this Note.

         6. SECURITY. The debt evidenced by this Note shall be secured by the assets of the Company (pro-rata with the other Notes), other than any assets of the Company that secure any debt of the Company outstanding on the date hereof.

         7. EXPENSES OF ENFORCEMENT. The Company agrees to pay all reasonable costs and expenses, including without limitation reasonable attorneys' fees, as a court of competent jurisdiction may award that the Holder incurs in connection with any legal action or legal proceeding commenced for the collection of this Note or the exercise, preservation or enforcement of the Holder's rights and remedies hereunder.

         8. CUMULATIVE RIGHTS AND REMEDIES. All rights and remedies of the Holder under this Note will be cumulative and not alternative and will be in addition to all rights and remedies available to the Holder under applicable law.

         9. GOVERNING LAW. This Note will be governed by and interpreted and construed in accordance with the laws of the State of California. Any action or proceeding arising under or pursuant to this Note will be brought in Los Angeles County, California.

         IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

                                              UWINK, INC.
                                              a Utah corporation


                                              By: __________________________
                                                     Nolan K. Bushnell,
                                                     Chief Executive Officer


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